UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 26, 2012

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 26, 2012, OOO Net Element Russia (which is a subsidiary of Net Element, Inc.) ("Net Element Russia") entered into a Loan Agreement with Green Venture Group, LLC ("GVG"). Pursuant to the Loan Agreement, GVG agreed to loan to Net Element Russia 150 million Russian rubles (or approximately US$4,557,885 based on the currency exchange rate as of the close of business on June 26, 2012). The loan is unsecured and must be funded within five business days from June 26, 2012. The loan is intended to be used by Net Element Russia for working capital and the development of the business of OOO TOT Money, which is a subsidiary of Net Element, Inc. that was recently formed to adapt the existing revenue sharing platform used in Openfilm.com to a mobile commerce payment processing platform. The interest rate under the Loan Agreement is 8.15% per annum and outstanding principal and interest is due on or before November 1, 2012. The loan may be pre-paid at any time without penalty or charge. Under the Loan Agreement, the required repayment date of the loan may be accelerated if an event of default occurs under the terms of the Loan Agreement, including if certain bankruptcy, receiver, insolvency or dissolution events occur with respect to Net Element Russia or if Net Element Russia fails to timely pay principal and/or interest under the Loan Agreement and such failure continues for 60 business days from the date of receipt of written notice of such failure from GVG. GVG is owned and controlled by Mike Zoi, a director and Chief Executive Officer of Net Element, Inc.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The disclosures contained under Item 1.01 are incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Loan Agreement dated June 26, 2012 between Green Venture Group, LLC and OOO Net Element Russia

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: July 2, 2012	By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan Agreement dated June 26, 2012 between Green Venture Group, LLC and OOO Net Element Russia

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